Filed Pursuant to Rule 424(b)(3)
under the Securities Act of 1933, as amended (File No. 333-175647)

PROSPECTUS SUPPLEMENT NO. 1

Prospectus Supplement No. 1 dated December 19, 2011
to Prospectus filed on November 3, 2011
and Registration Statement on Form S-1 declared effective on November 2, 2011
(Registration No. 333-175647)

FLUOROPHARMA MEDICAL, INC.

This prospectus supplement, which supplements the prospectus we filed on November 3, 2011, will be used by selling security holders to resell the shares of common stock by the selling stockholders. You should read this prospectus supplement in conjunction with the related prospectus, which is to be delivered by selling security holders to prospective purchasers along with this prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should read and rely only on the information contained in the prospectus supplements and the related prospectus, together with those documents incorporated by reference. Neither the Company nor any selling security holder has authorized any person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The selling security holders are offering to sell, and are seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. Neither this prospectus supplement nor the related prospectus, constitutes an offer to sell, or a solicitation of an offer to buy, any securities by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. You should not assume that the information contained in this prospectus supplement or the related prospectus, is accurate as of any date other than the date on the front cover of the respective document.

The date of this prospectus is December 19, 2011.

SELLING STOCKHOLDER

The selling stockholders table in the section of the Prospectus entitled “Selling Stockholders” beginning on page 19 of the Prospectus is amended to reflect the transfer of 361,446 shares by the Broadsmore Group to Iroquois Master Fund, Ltd.. The table below sets forth, certain beneficial ownership information with respect to Iroquois Master Fund, Ltd.

Name of Selling Stockholder	Beneficial Ownership Prior to the Offering (1)	Shares of Common Stock Included in Prospectus	Beneficial Ownership After the Offering(2)	Beneficial Ownership After the Offering(2)
The Broadsmore Group (3)	126,506	126,506	0	0%
Iroquois Master Fund, Ltd (4)	361,446	361,446	0	0%

(1) Under applicable SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. Each listed selling stockholder has the sole investment and voting power with respect to all shares of Common Stock shown as beneficially owned by such selling stockholder, except as otherwise indicated in these footnotes.

(2) As of December 13, 2011, there were 20,902,653 shares of our Common Stock issued and outstanding. In determining the percent of Common Stock beneficially owned by a selling stockholder as of December 13, 2011, (a) the numerator is the number of shares of Common Stock beneficially owned by such selling stockholder (including the shares that he has the right to acquire within 60 days of December 13, 2011), and (b) the denominator is the sum of (i) the 20,902,653 shares of Common Stock outstanding on December 13, 2011 and (ii) the number of shares of Common Stock which such selling stockholder has the right to acquire within 60 days of December 13, 2011

(3) Represents 126,506 shares of Common Stock issuable upon exercise of warrants.  David Ring has the voting and dispositive power over the securities held for the account of this selling stockholder.

(4) Iroquois Capital Management L.L.C. (“Iroquois Capital”) is the investment manager of Iroquois Master Fund, Ltd (“IMF”).  Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF.  As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF.  As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by IMF.